Exhibit 5(a)

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

DIRECT DIAL NUMBER 212-455-7433	E-MAIL ADDRESS DWILLIAMS@STBLAW.COM

April 24, 2018

Celulosa Arauco y Constitución S.A.

Avenida El Golf 150, Fourteenth Floor

Los Condes

Santiago, Chile

Ladies and Gentlemen:

We have acted as United States counsel to Celulosa Arauco y Constitución S.A. (the “Company”), a corporation (sociedad anómima) organized under the laws of the Republic of Chile (“Chile”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of US$500,000,000 aggregate principal amount of 3.875% Notes due 2027 (the “2027 Exchange Securities”) and US$400,000,000 aggregate principal amount of 5.500% Notes due 2047 (the “2047 Exchange Securities” and, together with the 2027 Exchange Securities, the “Exchange Securities”). The Exchange Securities will be issued under an Indenture dated as of November 2, 2017 (the “Indenture”) between the Company, and The Bank of New York Mellon, as trustee (the “Trustee”). The 2027 Exchange Securities will be offered by the Company in exchange for US$500,000,000 aggregate principal amount of its outstanding 3.875% Notes due 2027, and the 2047 Exchange Securities will be offered by the Company in exchange for US$400,000,000 aggregate principal amount of its outstanding 5.500% Notes due 2047.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company is validly existing under the laws of Chile and has duly authorized, executed, issued and delivered, as applicable, the Indenture and the Exchange Securities in accordance with its organizational documents and the laws of Chile, (2) the execution, delivery, issuance and performance, as applicable, by the Company of the Indenture and the Exchange Securities do not and will not constitute a breach or violation of its organizational documents or violate the law of Chile or any other jurisdiction (except that no assumption is taken with respect to the law of the State of New York) and (3) the execution, delivery, issuance and performance, as applicable, by the Company of the Indenture and the Exchange Securities do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York. We understand that, with respect to all matters governed by the laws of Chile, you will be relying on the opinion of Portaluppi Guzmán y Bezanilla, Chilean counsel for the Company dated the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5(a) to the Registration Statement and to the use of our name under the caption “Validity of the Exchange Notes” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Barlett LLP

SIMPSON THACHER & BARTLETT LLP